EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (KPMG LLP)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Farmers Capital Bank Corporation

We consent to the incorporation by reference in the registration statement relating to the Farmers Capital Bank Corporation Employee Stock Purchase Plan on Form S-8 of Farmers Capital Bank Corporation of our report dated January 17, 2003, with respect to the consolidated financial statements of Farmers Capital Bank Corporation as of December 31, 2002, and for each of the years in the two-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Farmers Capital Bank Corporation.

                                  /s/ KPMG LLP

Louisville, Kentucky
June 23, 2004